Exhibit 99.1

Monster Worldwide Reports Fourth Quarter and Full Year 2011 Results

2011 Bookings of $1.1 Billion, Increased 16% Year over Year; Global Careers Bookings Increased

18% Year over Year

2011 GAAP EPS of $0.43, Compares to 2010 Loss of $0.27 Per Share

2011 Non-GAAP EPS of $0.37, Compares to 2010 Loss of $0.07 Per Share

Significantly Improved Profitability with 7% 2011 Non-GAAP Operating Margin

2011 Cash Flow From Operations of $150 Million;

Returned $42 Million to Shareholders through Share Repurchases During Q4

Announces Series of Cost Savings Initiatives

New York, January 26, 2012 — Monster Worldwide, Inc. (NYSE:MWW) today reported financial results for the fourth quarter and twelve months ended December 31, 2011.

Sal Iannuzzi, chairman, president and chief executive officer of Monster Worldwide, said, “In 2011, our Global Careers bookings increased 18% year over year despite a more challenging economic environment in the latter half. We also significantly improved profitability, with an operating margin of 7% in 2011 compared to approximately break-even in 2010, and had $250 million in cash and cash equivalents at year-end. Our focus in 2012 will be to further leverage our product leadership and global platform, and increase customer adoption. At the same time, we are taking difficult but necessary steps to implement cost savings initiatives that will provide us the flexibility to enhance our marketing and sales efforts to continue to improve long-term growth prospects and profitability. Finally, we will continue to return capital to our shareholders through executing on our $250 million share repurchase program. We are confident that with the successful execution of our strategies, we can drive results for our shareholders and our customers alike.”

“Innovation continues to be fundamental to our growth strategy as demonstrated by our differentiated product portfolio and solutions. SeeMore™, the market’s first cloud-based semantic search and analytics platform for managing companies’ resume databases, is gaining significant traction with our customers, and we continue to enhance the features and functionalities of BeKnown™, our professional networking application on Facebook. These offerings, combined with our portfolio of advanced recruitment products, position Monster well for future growth,” continued Iannuzzi.

Business Highlights

•

In 2011, Monster’s differentiated product offerings, including Recruitment Media/Career Ad Network, Power Resume Search and SeeMore™, have gained significant traction with the Company’s Global Careers customers.

•

BeKnown™, Monster’s professional networking application on Facebook, was launched in July 2011 and is now available in 49 countries and 19 languages. Since its launch, Monster has introduced significant features, including College Pages and Jobs Tab, which are meeting the evolving networking needs of today’s professionals and the employers that want to connect with Facebook’s audience.

Fourth Quarter Results

Bookings were $314 million. This compares to $316 million in the fourth quarter 2010 after excluding $14 million of bookings related to the decision to no longer engage in a portion of the Internet Advertising & Fees (IAF) segment. Global Careers bookings increased 1% compared to the fourth quarter 2010. On a year over year basis, currency translation had a $1.4 million negative impact on bookings in the fourth quarter 2011. Historical data on bookings for prior quarters is available in the Company’s supplemental financial information.

Revenue was $250 million. This compares to fourth quarter 2010 GAAP revenue of $255 million, which included $12 million of revenue from the arbitrage lead generation activity, as described below. Excluding this portion of the IAF business from fourth quarter 2010 results, revenue increased 2% from $246 million on a non-GAAP basis. On a year over year basis, currency translation had a $1.1 million negative impact on revenue in the fourth quarter 2011.

Global Careers revenue was $229 million. This compares to fourth quarter 2010 GAAP Global Careers revenue of $223 million. On a non-GAAP basis, Global Careers revenue increased 1%, compared to fourth quarter 2010 Global Careers revenue of $226 million. Fourth quarter 2010 non-GAAP Global Careers revenue excludes a $3.3 million purchase accounting adjustment related to the HotJobs acquisition.

Careers-North America revenue was $119 million, a decrease of 5% compared to non-GAAP Careers-North America revenue of $124 million in the fourth quarter 2010. Careers-International revenue grew 8% to $110 million compared with $102 million in the prior year period.

IAF revenue was $21 million, a decrease of 34% compared to $32 million in the fourth quarter 2010. As previously disclosed, the Company decided to no longer engage in arbitrage lead generation activity as of July 1, 2011 due to the lack of profitability and in light of new regulations applicable to customers in the for-profit education market. Excluding $12 million of arbitrage lead generation activity in the fourth quarter 2010, IAF revenue was essentially flat on a year over year basis.

Consolidated GAAP operating expenses of $233 million compares to $253 million in the fourth quarter 2010. Net Income for the fourth quarter was $11 million, or $0.09 per share. This compares to a net income of $501 thousand, or break-even on a per share basis, in the prior year period.

Net Income for the quarter included a pre-tax restructuring charge of $3.2 million, or $0.02 per share net of tax, which consists of facility and severance charges primarily associated with the decision to no longer engage in a portion of the IAF segment. Pro-forma items are described in the “Notes Regarding the Use of Non-GAAP Financial Measures” and are reconciled to the GAAP measure in the accompanying tables.

Non-GAAP Net Income of $13 million, or $0.11 per share, compares to $7.1 million, or $0.06 per share in the fourth quarter 2010. The decision to no longer engage in the arbitrage lead generation activity had no impact on the Company’s net income or earnings per share. Non-GAAP operating expenses were $230 million or a 2% year over year decrease.

Cash and cash equivalents were $250 million as of December 31, 2011 compared to $163 million as of December 31, 2010. Net operating cash flow was $25 million in the quarter and $150 million for the full year. Deferred revenue as of December 31, 2011 was $380 million compared to $376 million as of December 31, 2010.

Full Year Results

Monster Worldwide reported total revenue on a GAAP basis of $1,040 million for the twelve months ended December 31, 2011, which included $22 million of revenue from the arbitrage lead generation activity generated during the first six months 2011. This compares to 2010 GAAP revenue of $914 million, which included $51 million of revenue from the arbitrage lead generation activity. Excluding arbitrage lead generation activity from both 2011 and 2010 results, revenue increased 18% year over year on a non-GAAP basis.

Monster Careers revenue increased 19% to $930 million compared with $783 million in the 2010 period. Internet Advertising & Fees reported revenue of $110 million compared to $131 million in the same period a year ago, both of which include revenue derived from the arbitrage lead generation activity as described above.

The Company reported GAAP earnings of $54 million, or $0.43 per diluted share, compared to a GAAP loss of $32 million, or $0.27 loss per share, in the prior period. On a non-GAAP basis, the Company reported earnings of $46 million, or $0.37 per diluted share, compared to a loss of $9 million, or $0.07 loss per share in 2010.

Share Repurchase

During the fourth quarter 2011, the Company repurchased 5.5 million shares of its common stock at an average cost of $7.62 per share, spending a total of $42 million. At the end of the period, approximately $208 million remained under the Company’s repurchase authorization.

Cost Savings Initiatives

Monster today announced a series of cost savings initiatives amid continuing global economic uncertainties that include a global workforce reduction of approximately 400 associates, or 7% of its full-time staff, consolidation of certain office facilities, and continuing discretionary-spending and office and general expense controls. The Company expects these reductions to result in annualized savings of approximately $100 million and provide the flexibility to enhance the Company’s marketing and sales efforts to improve long-term growth prospects and profitability.

As a result of these initiatives, Monster expects to record a cumulative pre-tax charge within the range of $30 million to $40 million, of which $25—$35 million is expected to be cash expenditures. The majority of the associated charges are expected to be recorded in the first quarter 2012.

Company Provides First Quarter 2012 Outlook

The Company offered the following business outlook based on current available information and expectations as of January 26, 2012.

First quarter 2011 bookings and revenue and expected growth rates for first quarter 2012 exclude the impact of the arbitrage lead generation activity, which accounted for $11 million in bookings and revenue in the first quarter 2011.

Q1 2012 Outlook

First quarter bookings are expected to decline 6 to 10 percent compared to the first quarter 2011 of $261 million. First quarter revenue is expected to decline 3 to 7 percent compared to the first quarter 2011 of $253 million. First quarter earnings are expected to be in the range of break-even to $0.04 per share. This compares to first quarter 2011 non-GAAP EPS of $0.05.

Special Note: The statements in this release that are not strictly historical, including, without limitation, statements regarding the Company’s strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties and, therefore, actual results may differ materially from what is expressed or implied herein and no assurance can be given that the Company will achieve, among other things, its outlook with respect to bookings, revenue or earnings per share for the first quarter of 2012. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition, and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on the forward-looking statements in this release as they reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements contained in this release or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

Fourth quarter 2011 results will be discussed on Monster Worldwide’s quarterly conference call on January 26, 2012 at 8:30 AM ET. A live webcast of the conference call can be accessed online through the Investor Relations section of the Company’s website at http://ir.monster.com. To join the conference call by telephone, please dial (888) 696-1396 or (706) 758-9636 and reference conference ID# 40070029.

A presentation of financial slides will be referenced during the conference call and will be viewable through the live webcast. A PDF of the financial presentation can also be accessed directly at http://about-monster.com/sites/default/files/q411earningsslidesarchive.pdf or through the Company’s Investor Relations website at http://ir.monster.com.

The Company has also made available certain supplemental financial information which can be accessed directly at http://about-monster.com/sites/default/files/q411financialsupplement.pdf or through the Company’s Investor Relations website at http://ir.monster.com.

For a replay of the conference call, please dial (855) 859-2056 or (404) 537-3406 and reference ID# 40070029. This number is valid until midnight on February 1, 2012.

Contacts

Investors: Lori Chaitman, (212) 351-7090, Lori.Chaitman@monster.com

Media: Andi Rose, (212) 895-8666, arose@joelefrank.com

About Monster Worldwide

Monster Worldwide, Inc. (NYSE: MWW), parent company of Monster® the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, Asia and South America, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. To learn more about Monster’s industry-leading products and services, visit www.monster.com.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.

Non-GAAP revenue, operating expenses, operating income, operating margin, net income or loss and diluted earnings per share all exclude certain pro-forma adjustments including: severance charges related to the targeted global headcount reduction; restructuring charges primarily related to severance associated with the decision to no longer engage in the arbitrage lead generation activity; facility charges primarily related to changes in sublet assumptions on previously exited facilities; the fair value adjustment to deferred revenue in connection with the acquisition of HotJobs; realized gains on marketable securities; acquisition and integration-related costs associated with the acquisition of HotJobs; and the receipt of escrowed funds associated with the ChinaHR acquisition. The Company uses these non-GAAP measures for reviewing the ongoing results of the Company’s core business operations and in certain instances, for measuring performance under certain of the Company’s incentive compensation plans. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as net income or loss before interest income or expense, income tax expense or benefit, net gain or loss in equity interests, depreciation and amortization and non-cash compensation expense. The Company considers EBITDA to be an important indicator of its operational strength which the Company believes is useful to management and investors in evaluating its operating performance. EBITDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Operating income before depreciation and amortization (“OIBDA”) is defined as net income or loss from operations before depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash costs incurred in connection with the Company’s restructuring program. The Company considers OIBDA to be an important indicator of its operational strength. This measure eliminates the effects of depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash restructuring costs from period to period, which the Company believes is useful to management and investors in evaluating its operating performance. OIBDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Bookings represent the dollar value of contractual orders received in the relevant period.

Free cash flow is defined as cash flow from operating activities less capital expenditures. Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment. Free cash flow reflected herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash and securities is defined as cash and cash equivalents plus short-term and long-term marketable securities, less total debt. Total available liquidity is defined as cash and cash equivalents, plus short-term and long-term marketable securities plus unused borrowings under our credit facility. The Company considers net cash and securities and total available liquidity to be important measures of liquidity and indicators of its ability to meet its ongoing obligations. The Company also uses net cash and securities and total available liquidity, among other measures, in evaluating its choices for capital deployment. Net cash and securities and total available liquidity are presented herein as non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenue	$249,979	$255,069	$1,040,105	$914,133

Salaries and related	119,016	128,078	516,198	490,791
Office and general	58,248	60,471	244,272	242,797
Marketing and promotion	52,594	64,399	215,343	222,566
Release of ChinaHR escrowed funds	—	—	(17,400)	—
Restructuring and other special charges	3,169	—	5,173	—

Total operating expenses	233,027	252,948	963,586	956,154

Operating income (loss)	16,952	2,121	76,519	(42,021)

Interest and other, net	(679)	(835)	(3,109)	(1,873)

Income (loss) before income taxes and loss in equity interests	16,273	1,286	73,410	(43,894)

Provision for (benefit from) income taxes	5,121	426	18,371	(14,405)
Loss in equity interests, net	(246)	(359)	(1,242)	(2,870)

Net income (loss)	$10,906	$501	$53,797	$(32,359)

Basic income (loss) per share	$0.09	$—	$0.44	$(0.27)

Diluted income (loss) per share	$0.09	$—	$0.43	$(0.27)

Weighted average shares outstanding:

Basic	121,378	120,892	122,002	120,608

Diluted	122,685	124,525	123,923	120,608

Operating income before depreciation and amortization:

Operating income (loss)	$16,952	$2,121	$76,519	$(42,021)
Depreciation and amortization of intangibles	18,302	18,318	74,600	67,096
Amortization of stock-based compensation	8,092	12,514	42,523	47,191
Restructuring non-cash expenses	130	—	130	—

Operating income before depreciation and amortization	$43,476	$32,953	$193,772	$72,266

*	Earnings per share may not add in certain periods due to rounding.

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	September 30,	September 30,
	Twelve Months Ended December 31,
	2011	2010
Cash flows provided by operating activities:
Net income (loss)	$53,797	$(32,359)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	74,600	67,096
Provision for doubtful accounts	3,329	2,947
Non-cash compensation	42,523	47,191
Deferred income taxes	(5,659)	(27,890)
Loss on disposal of assets	130	255
Loss in equity interests, net	1,242	2,870
Gains on auction rate securities	(1,732)	(2,415)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(856)	(53,555)
Prepaid and other	(5,510)	(16,490)
Deferred revenue	5,056	62,488
Accounts payable, accrued liabilities and other	(17,243)	42,934

Total adjustments	95,880	125,431

Net cash provided by operating activities	149,677	93,072

Cash flows used for investing activities:
Capital expenditures	(61,818)	(57,126)
Cash funded to equity investee	(2,559)	(5,648)
Sales and maturities of marketable securities and other	1,732	27,089
Payments for acquisitions and intangible assets, net of cash acquired	—	(225,795)
Dividends received from unconsolidated investee	443	220

Net cash used for investing activities	(62,202)	(261,260)

Cash flows provided by financing activities:
Payments on borrowings on term loan and revolving credit facilities	(44,501)	(15,500)
Proceeds from borrowings on revolving credit facilities	108,722	90,000
Repurchase of common stock	(41,973)	—
Tax withholdings related to net share settlements of restricted stock awards and units	(17,139)	(14,227)
Proceeds from the exercise of employee stock options	23	300

Net cash provided by financing activities	5,132	60,573

Effects of exchange rates on cash	(5,459)	(4,663)

Net increase (decrease) in cash and cash equivalents	87,148	(112,278)
Cash and cash equivalents, beginning of period	163,169	275,447

Cash and cash equivalents, end of period	$250,317	$163,169

Free cash flow:

Net cash provided by operating activities	$149,677	$93,072
Less: Capital expenditures	(61,818)	(57,126)

Free cash flow	$87,859	$35,946

MONSTER WORLDWIDE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
Assets:

Cash and cash equivalents	$250,317	$163,169
Accounts receivable, net	343,546	346,751
Property and equipment, net	156,282	150,147
Goodwill and intangibles, net	1,184,122	1,189,135
Other assets	123,731	128,800

Total Assets	$2,057,998	$1,978,002

Liabilities and Stockholders’ equity:

Accounts payable, accrued expenses and other current liabilities	$213,817	$225,876
Deferred revenue	380,310	376,448
Current portion of long-term debt and borrowings on revolving credit facilities	188,836	84,500
Long-term income taxes payable	94,750	95,390
Long-term debt, less current portion	—	40,000
Other long-term liabilities	16,158	27,138

Total Liabilities	$893,871	$849,352

Stockholders’ Equity	1,164,127	1,128,650

Total Liabilities and Stockholders’ Equity	$2,057,998	$1,978,002

MONSTER WORLDWIDE, INC.

UNAUDITED NON-GAAP STATEMENTS OF OPERATIONS AND RECONCILIATIONS

(in thousands, except per share amounts)

	September 30,	September 30,		September 30,		September 30,	September 30,		September 30,
	Three Months Ended December 31, 2011					Three Months Ended December 31, 2010
	As Reported	Non GAAP Adjustments		Consolidated Non GAAP		As Reported	Non GAAP Adjustments		Consolidated Non GAAP

Revenue	$249,979	$—		$249,979	i	$255,069	$3,265	a	$258,334i

Salaries and related	119,016	—		119,016		128,078	(1,882	)b, d	126,196
Office and general	58,248	—		58,248		60,471	(4,668	)d	55,803
Marketing and promotion	52,594	—		52,594		64,399	—		64,399
Restructuring and other special charges	3,169	(3,169	)f	—		—	—		—

Total operating expenses	233,027	(3,169)		229,858		252,948	(6,550)		246,398

Operating income	16,952	3,169		20,121		2,121	9,815		11,936
Operating margin	6.8%			8.0%		0.8%			4.6%

Interest and other, net	(679)	—		(679)		(835)	—		(835)

Income before income taxes and loss in equity interests	16,273	3,169		19,442		1,286	9,815		11,101

Provision for income taxes	5,121	1,003	h	6,124		426	3,262	h	3,688
Loss in equity interests, net	(246)	—		(246)		(359)	—		(359)

Net income	$10,906	$2,166		$13,072		$501	$6,553		$7,054

Diluted earnings per share	$0.09	$0.02		$0.11		$0.00	$0.05		$0.06

Weighted average shares outstanding:
Diluted	122,685	122,685		122,685		124,525	124,525		124,525

September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
As Reported	Non GAAP Adjustments	Consolidated Non GAAP	As Reported	Non GAAP Adjustments	Consolidated Non GAAP

Revenue	$1,040,105	$2,658	a	$1,042,763	i	$914,133	5,053	a	$919,186	i

Salaries and related	516,198	(1,178	)b,d	515,020	490,791	(9,282	)b, d	481,509
Office and general	244,272	(6,829	)c,d	237,443	242,797	(22,879	)d	219,918
Marketing and promotion	215,343	—	215,343	222,566	—	222,566
Release of ChinaHR escrowed funds	(17,400)	17,400	e	—	—	—	—
Restructuring and other special charges	5,173	(5,173	)f	—	—	—	—

Total operating expenses	963,586	4,220	967,806	956,154	(32,161)	923,993

Operating income (loss)	76,519	(1,562)	74,957	(42,021)	37,214	(4,807)
Operating margin	7.4%	7.2%	-4.6%	-0.5%

Interest and other, net	(3,109)	(1,120	)g	(4,229)	(1,873)	(2,415	)g	(4,288)

Income (loss) before income taxes and loss in equity interests	73,410	(2,682)	70,728	(43,894)	34,799	(9,095)

Provision for (benefit from) income taxes	18,371	5,030	h	23,401	(14,405)	11,015	h	(3,390)
Loss in equity interests, net	(1,242)	—	(1,242)	(2,870)	—	(2,870)

Net income (loss)	$53,797	$(7,712)	$46,085	$(32,359)	$23,784	$(8,575)

Diluted earnings (loss) per share	$0.43	$(0.06)	$0.37	$(0.27)	$0.20	$(0.07)

Weighted average shares outstanding:
Diluted	123,923	123,923	123,923	120,608	120,608	120,608

Note Regarding ProForma Adjustments:

The financial information included herein contains certain Non-GAAP financial measures. This information is not intended to be used in place of the financial information prepared and presented in accordance with GAAP, nor is it intended to be considered in isolation. We believe that the above presentation of Non-GAAP measures provide useful information to management and investors regarding certain core operating and business trends relating to our results of operations, exclusive of certain restructuring related and other special charges.

ProForma adjustments consist of the following:

a	Deferred revenue fair value adjustment required under existing purchase accounting rules relating to the acquisition of the Hotjobs Assets in Q3 2010.

b	Severance charges primarily related to the reorganization of the product & technology groups on a global basis.

c	Charges related to changes in sublet assumptions on previously exited facilities.

d	Acquisition and integration related costs associated with the acquisition of the Hotjobs Assets.

e	Net gain relating to release of escrowed funds associated with the ChinaHR acquisition.

f	Restructuring charges primarily related to the Company no longer engaging in certain activity within the Internet Advertising and Fees segment.

g	Net realized gains on available for sale securities.

h	Income tax adjustment is calculated using the effective tax rate of the reported period multiplied by the ProForma adjustment to income (loss) before income taxes and loss in equity interests.

i	Excluding the effect of the arbitrage lead generation activity, Non-GAAP revenue for the three and twelve months ended December 31, 2010 was $246,220 and $868,463 and in the comparable periods of 2011 was $249,979 and $1,020,524, respectively.

MONSTER WORLDWIDE, INC.

UNAUDITED NON-GAAP OPERATING SEGMENT INFORMATION

(in thousands)

	September 30,	September 30,	September 30,	September 30,	September 30,
Three Months Ended December 31, 2011	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total

Revenue—GAAP	$118,599	$110,066	$21,314		$249,979
Non GAAP Adjustments	—	—	—		—

Revenue—Non GAAP	$118,599	$110,066	$21,314		$249,979

Operating income (loss)—GAAP	$20,206	$8,592	$1,454	$(13,300)	$16,952
Non GAAP Adjustments	450	295	2,424	—	3,169

Operating income (loss)—Non GAAP	$20,656	$8,887	$3,878	$(13,300)	$20,121

OIBDA—GAAP	$30,316	$17,732	$4,604	$(9,176)	$43,476
Non GAAP Adjustments	450	295	2,294	—	3,039

OIBDA—Non GAAP	$30,766	$18,027	$6,898	$(9,176)	$46,515

Operating margin—GAAP	17.0%	7.8%	6.8%		6.8%
Operating margin—Non GAAP	17.4%	8.1%	18.2%		8.0%

OIBDA margin—GAAP	25.6%	16.1%	21.6%		17.4%
OIBDA margin—Non GAAP	25.9%	16.4%	32.4%		18.6%

	September 30,	September 30,	September 30,	September 30,	September 30,
Three Months Ended December 31, 2010	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total

Revenue	$121,059	$101,630	$32,380		$255,069
Non GAAP Adjustments	3,265	—	—		3,265

Revenue—Non GAAP	$124,324	$101,630	$32,380		$258,334

Operating income (loss)—GAAP	$15,328	$258	$562	$(14,027)	$2,121
Non GAAP Adjustments	3,373	30	(3)	6,415	9,815

Operating income (loss)—Non GAAP	$18,701	$288	$559	$(7,612)	$11,936

OIBDA—GAAP	$28,033	$11,539	$4,346	$(10,965)	$32,953
Non GAAP Adjustments	3,373	30	(3)	6,415	9,815

OIBDA—Non GAAP	$31,406	$11,569	$4,343	$(4,550)	$42,768

Operating margin—GAAP	12.7%	0.3%	1.7%		0.8%
Operating margin—Non GAAP	15.0%	0.3%	1.7%		4.6%

OIBDA margin—GAAP	23.2%	11.4%	13.4%		12.9%
OIBDA margin—Non GAAP	25.3%	11.4%	13.4%		16.6%

	September 30,	September 30,	September 30,	September 30,	September 30,

Twelve Months Ended December 31, 2011	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total

Revenue—GAAP	$485,356	$444,869	$109,880		$1,040,105
Non GAAP Adjustments	2,658	—	—		2,658

Revenue—Non GAAP	$488,014	$444,869	$109,880		$1,042,763

Operating income (loss)—GAAP	$74,631	$34,671	$5,214	$(37,997)	$76,519
Non GAAP Adjustments	3,335	900	4,126	(9,923)	(1,562)

Operating income (loss)—Non GAAP	$77,966	$35,571	$9,340	$(47,920)	$74,957

OIBDA—GAAP	$122,776	$76,651	$19,250	$(24,905)	$193,772
Non GAAP Adjustments	3,335	900	3,993	(9,920)	(1,692)

OIBDA—Non GAAP	$126,111	$77,551	$23,243	$(34,825)	$192,080

Operating margin—GAAP	15.4%	7.8%	4.7%		7.4%
Operating margin—Non GAAP	16.0%	8.0%	8.5%		7.2%

OIBDA margin—GAAP	25.3%	17.2%	17.5%		18.6%
OIBDA margin—Non GAAP	25.8%	17.4%	21.2%		18.4%

	September 30,	September 30,	September 30,	September 30,	September 30,
Twelve Months Ended December 31, 2010	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total

Revenue	$422,193	$360,798	$131,142		$914,133
Non GAAP Adjustments	5,053	—	—		5,053

Revenue—Non GAAP	$427,246	$360,798	$131,142		$919,186

Operating income (loss)—GAAP	$47,783	$(23,572)	$4,224	$(70,456)	$(42,021)
Non GAAP Adjustments	8,671	3,026	978	24,539	37,214

Operating income (loss) —Non GAAP	$56,454	$(20,546)	$5,202	$(45,917)	$(4,807)

OIBDA—GAAP	$90,263	$19,203	$18,839	$(56,039)	$72,266
Non GAAP Adjustments	8,671	3,026	978	24,539	37,214

OIBDA—Non GAAP	$98,934	$22,229	$19,817	$(31,500)	$109,480

Operating margin—GAAP	11.3%	-6.5%	3.2%		-4.6%
Operating margin—Non GAAP	13.2%	-5.7%	4.0%		-0.5%

OIBDA margin—GAAP	21.4%	5.3%	14.4%		7.9%
OIBDA margin—Non GAAP	23.2%	6.2%	15.1%		11.9%